Guaranty

Cachet Financial Solutions, Inc. to James Davis

Whereas, James Davis (“Davis”) is an investor and member of the Board of Directors of Cachet Financial Solutions, Inc. (“Cachet”);

Whereas, Davis is willing to put the attached equipment lease (the “Lease”) with KLC Financial, Inc. (the “Lessor”) in his name; and

Whereas, Cachet is willing to guaranty the Lease and the payments due under the Lease to Lessor;

Now Therefore, in consideration of the promises and covenants herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1. Guaranty of Indebtedness. Cachet hereby guarantees unconditionally the payment of all amounts due under the Leased and the satisfaction of all terms and obligations under the Lease.

2. Notice. In the event of enforcement of this Guaranty, Davis will provide timely notice to Cachet to enable Cachet either to pay the guaranty to Davis or Lessor, or to contest Lessor’s collection efforts. If Cachet & Davis collaborate in contesting the collection of Lessor, then they will reach a litigation agreement at that time allocating potential expenses and recoveries.

3. Collection. After the notice to Cachet in paragraph 2, Davis and/or Lessor may require the amount owed of Cachet, and Davis waives any right to require Lessor to demonstrate the validity, regularity, enforceability or authority recognized in this agreement. Cachet waives any defense to Davis regarding the validity, regularity or enforceability of the Lease, and, should any defense wish to be asserted, is to be asserted against Lessor directly and Davis agrees to assign any claim or right and power of defense in that regard to Cachet. Cachet further agrees that the failure of Davis (a) to perfect any lien on or security interest in any property given by Lessor or Cachet of the indebtedness or any guaranty, or to record or file an document relating to it, or (b) to file or enforce a claim against the estate (either in administration, bankruptcy, or other proceeding) of Lessor, any guarantor, maker or endorser, will not in any manner whatsoever terminate, diminish, exonerate or otherwise affect the liability of Cachet under this Agreement. Other than the notice in paragraph 2, Cachet waives any notice of acceptance, diligence, all rights of setoff and counterclaim, all demands, presentments, protests, notices of protests, notices of nonperformance, notices of dishonor, and all other notices of very kind or nature, including notices of the existence, creation or incurring of indebtedness against Davis. Cachet agrees to stand in the shoes of Davis vis-à-vis Lessor, and waives any obligation whatsoever, including notice, diligence, right of setoff and counterclaim, demands, presentments, protests, delays, notices of protest, notices of nonperformance, notices of dishonor and all other notices of very kind or nature, including notices of the existence, creation or incurring of indebtedness that Lane has waived or been found unenforceable.

4. No Delays. No failure or delay by Davis in exercising any right, power or privilege under this Guaranty will operate as a waiver of that right, power or privilege; nor will any single or partial exercise of any right, power or privilege under this Guaranty preclude any other or further exercise of any other right, power or privilege.

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5. Integration. This Guaranty, including the recitals, contains all the terms and conditions of the Agreement between Davis and Cachet on this subject, and is an integrated agreement. Its terms may be modified or waived only by written agreement, signed by Davis and Cachet.

6. Termination. This Guaranty terminates at the earliest of (a) Cachet’s satisfaction of the Lease, (b) termination or forgiveness by Davis, or (c) payment or satisfaction by Cachet to Lessor of all amounts due under the Lease.

7. Binding Effect. This Guaranty will remain in full force and effect, and be binding in accordance with its terms on the Parties, and the representatives, executors, administrators, heirs, successors and assigns of Cachet, and inure to the benefit of Davis’s successors, endorsees, transferees, and assigns until the obligations and liabilities under this Guaranty have been satisfied or otherwise Terminated.

8. Venue and Law. The Parties acknowledge and agree that they entered into this Guaranty in the State of Minnesota and that the Agreement should be construed, enforced and performed pursuant to the laws of the State of Minnesota without reference to principles of conflicts of law. All claims or actions related to this Agreement must be brought in the state or federal court located in Hennepin County, Minnesota, and the Parties agree that personal jurisdiction and venue in such jurisdiction are proper.

9. Knowing and Voluntary Acceptance of Agreement. Each of the Parties acknowledges and represents that it has been represented by counsel or has had the opportunity to be represented by counsel in connection with their consideration and execution of this Agreement. Each Party represents that it has the power to enter into this Agreement, and freely represents and declares that in executing these document, it has relied solely upon its own judgment, belief, and knowledge, and the advice and recommendation of its own independently-selected counsel, concerning the nature, extent, and duration of its rights and claims, and that it has not been influenced to any extent whatsoever in executing this Agreement by any representations or statements except those expressly contained or referenced in this Agreement. Each Party represents that the duties imposed in this Agreement will not violate any duty or obligation or order of any government agency or court, indenture, or other agreement or instrument.

In Witness Whereof, the undersigned Guarantor has executed this Guaranty as of the date below.

Cachet Financial Solutions, Inc.

Dated: 2/3/15	/s/ Jeffrey C. Mack
Jeffrey C. Mack, President and CEO

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